EXHIBIT 10.36

AGREEMENT

This Agreement (this “Agreement”) is made and entered into on this 12th day of April, 2013, by and between HPEV, Inc., a Nevada corporation (the “Company”), and Spirit Bear Limited (“Spirit Bear”), sometimes referred to individually as a “Party” and collectively as “Parties”.

WITNESSETH:

WHEREAS, Spirit Bear has alleged that (i) the Company did not perform certain of its obligations pursuant to the Securities Purchase Agreement dated as of December 14, 2012 (the "Securities Purchase Agreement"; capitalized terms used herein not otherwise defined shall have the meanings ascribed to such terms in the Securities Purchase Agreement) and (ii) certain actions taken by the Company with respect to providing compensation to its management violated the Securities Purchase Agreement, including without limitation, triggering the anti-dilution protection provided to Spirit Bear in the Securities Purchase Agreement (collectively, the “Allegations”); and

WHEREAS, without any admission of liability or fault, the Parties each desire to memorialize their verbal agreement to settle the Allegations in their entirety,, in order to avoid the continued expense, uncertainties and distraction of litigation that could arise as a result of these Allegations, and therefore, through their authorized representatives have agreed to settle all matters that were or could have been asserted, all as set forth herein below;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendments to Preferred Stock and Securities Purchase Agreement.

In full payment and satisfaction of the Allegations, the Company and Spirit Bear hereby agree as follows:

1.
Section 4.1 of the Certificate of Designation shall be amended to provide that the reference therein to “twenty thousand (20,000)” shall be changed to “fifty thousand (50,000)”.The holders of a majority of the issued and outstanding Preferred Stock shall consent to such amendment, and all references to the Conversion Shares after such amendment is effective shall be to 50,000.

2.
Section 7 of the Certificate of Designation shall be amended to provide that the Series A Convertible Preferred Stock shall have voting rights as if each share of Series A Convertible Preferred Stock were converted into Fifty Thousand (50,000) shares of Common Stock.

3.	Paragraph 1(d) of the Securities Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“d.  Additional Shares.  Following the Closing, the Company may sell up to Two Hundred (200) additional shares of Series A Convertible Preferred Stock and associated Warrants to Purchaser or to other qualified investors, which shall be designated by Purchaser, at one or more subsequent closings (each a “Subsequent Closing”), provided that the Company shall have the option to require the Purchaser to purchase up to an additional Two Hundred (200) shares of Series A Convertible Preferred Stock and associated Warrants at a Subsequent Closing in the event that written certification (the “Certification Notice”) shall, by December 14, 2013, have been received by the Company from Mohler Technology, Inc., or a similar federally licensed testing facility reasonably acceptable to the Company, evidencing that either (i) three (3) motors or alternators or (ii) two (2) motors and one(1) AMP system(eachmotor, alternator or AMP system modified and tested pursuant to a distinct Memorandum of Understanding or other form of agreement)incorporating the Company’s technology have been comprehensively tested in accordance with applicable NEMA, ANSI and IEEE standards and that the results of these tests meet or exceed the minimum requirements for certification under those standards; that those same motors, alternators and/or system incorporating the Company’s technology have passed tests with respect to (i) IEEE 112 in Methods E, E1, F or F1 with a maximum horsepower of 4,000or TBD by agreement) for F or F1, (ii) sound pressure testing to IEEE 85 and NEMA MG1 20 standards, (iii) bearing temperature testing, (iv) speed versus torque/current testing, (v) polarization index testing per IEEE 45 standards, and (vi) IEEE 112 Method B for full efficiency; and that testing evidences an improvement in power density of at least Twelve Percent (12.00%) compared to the same motor or alternator not incorporating the Company’s technology.  The Company will give the Purchaser at least seven (7) business days’ notice of any Subsequent Closing, which notice will include the date for the Subsequent Closing, which will be held at the Company’s offices or at such other place, or by such other means (including, but not limited to, the exchange of documents by email and the wiring of funds), as shall be mutually agreed to by the Parties. In the event the Company shall not have received the Certification Notice by December14, 2013, Purchaser shall, commencing on December14, 2013, have a twelve (12) month option, exercisable during such period at its sole discretion by delivery of written notice to the Company, to purchase the additional Two Hundred (200) Preferred Shares and associated Warrants in a Subsequent Closing to be held within seven (7) days of such notice.

2.           Release by Spirit Bear.

Spirit Bear and its officers, directors, members, managers, equity owners, agents, representatives, heirs and direct and indirect affiliates and their respective successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release, and forever discharge the Company and its employees, stockholders, officers, directors, agents, representatives and direct and indirect affiliates and respective successors and assigns, and all persons, firms, corporations, and organizations acting on their behalf (collectively referred to as the “Company Related Persons”) of and from any and all actions, causes of actions, suits, debts, charges, demands, complaints, claims, administrative proceedings, liabilities, obligations, promises, judgments, agreements, controversies, collection efforts, damages and expenses (including but not limited to compensatory, punitive or liquidated damages, attorney’s fees and other costs and expenses incurred), of any kind or nature whatsoever, in law or equity, whether presently known or unknown (collectively, the “Claims”), which Spirit Bear and/or any of the Releasors ever had until the date hereof for, upon, or by reason of any matter, cause, or thing whatsoever against any of the Company Related Persons with respect to the Allegations. Without limiting the foregoing, the Releasors each jointly and severally expressly acknowledge that its release hereunder is intended to include in its effect, without limitation, all Claims which have arisen and of which it knows, does not know, should have known, had reason to know, suspects to exist or might exist in its favor at the time of the signing, including, without limitation, any Claims relating directly or indirectly to the Company, including, without limitation any and all actions which have been or could have been brought against the Company or any Company Related Person as a result of the Securities Purchase Agreement, and that this Agreement extinguishes all such Allegations.  This release shall be binding upon each of Spirit Bear and the Releasors and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the Company and each of the respective Company Related Persons.

3.           No Admission of Liability.

The Parties agree that nothing about this Agreement or its contents constitutes any admission of wrongdoing or liability whatsoever.

4.       Settlement Agreement as Defense or Bar.

Without limiting other possible assertions based on this Agreement, the Parties agree that this Agreement may be asserted by any Party as a full and complete defense to any subsequent Claim by any Releasor.

5.           General Provisions.

(a)           Further Assurances. From time to time, the Parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as may be necessary to give effect to the purposes of this Agreement and the Parties’ agreement and understandings hereunder.

(b)           Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Nevada, without regard to conflict of law rules applied in such State.

(c)           Severability. The provisions of this Agreement are contractual, not mere recitals, and shall be construed severability such that, should any part, term or provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions, including the release of all Claims, shall not be affected thereby and said illegal or invalid part, term or provision shall be modified by the court so as to be legal or, if not reasonably feasible, shall be deleted.  This Agreement sets forth the entire agreement concerning the subject matter herein, including, without limitation, the release of all Claims, and may not be modified except by a signed writing by the Parties or the duly authorized representatives of the Parties.

(d)           Reliance Upon Counsel. Each of the Parties hereto acknowledges and agrees that (i) such Party has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept the Agreement except for those set forth herein; (ii) such Party has been advised to consult an attorney before signing this Agreement, and that such party has had the opportunity to consult with an attorney; (iii) such Party does not feel that he or it is being coerced to sign this Agreement or that his or its signing would for any reason not be voluntary; and (iv) such Party has thoroughly reviewed and understands the effects of this Agreement before signing it.

(e)           Binding Effect. This Agreement shall be binding upon each of parties hereto and their respective partners, officers, directors, stockholders, employees, agents, representatives, personal representatives, heirs, assigns, successors and affiliates, and shall inure to the benefit of the other party hereto.

(f)           Authority. The undersigned representative for each Party certifies that he or it is fully authorized by the Party whom he or it represents to enter into the terms and conditions of this Agreement and to commit fully and bind such Party according to the provisions hereof.

(g)           No Waiver. Failure of a Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

(h)           Counterparts. This Agreement may be signed in any number of counterparts and by facsimile or other electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument, and shall be binding and effective immediately upon the execution by all Parties of one or more counterparts.

(i)           Construction and Joint Preparation. This Agreement shall be construed together to effectuate the mutual intent of the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof. No drafts of this Agreement shall be offered by any Party, nor shall any draft be admissible in any proceeding, to explain or construe this Agreement. The headings contained in this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(j)           Entire Agreement. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and supersedes any and all other prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the Parties.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Settlement Agreement on the day and year first written above.

HPEV, INC.

By: /s/ Timothy J. Hassett
Name: Timothy J. Hassett
Title: CEO

SPIRIT BEAR LIMITED

By: /s/ Jay Palmer
Name: Jay Palmer
Title: President